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                                EXHIBIT 3.160.1


                              OPERATING AGREEMENT

                                       OF

                   PAXSON COMMUNICATIONS LICENSE COMPANY, LLC


     THIS OPERATING AGREEMENT OF PAXSON COMMUNICATIONS LICENSE COMPANY, LLC, is entered into effective as of May , 1998, by and between Paxson Communications License Company, LLC, a limited liability company organized pursuant to the Delaware Limited Liability Company Act (the "Company"), and Paxson Communications Corporation, a Delaware corporation, its sole member, ("PCC" and together with the Company, the "Parties").

                                    RECITAL

     The Parties desire to enter into this Agreement to form a limited liability company under the laws of the State of Delaware, to provide for the organization of the Company, the rights, obligations, and interest of the Member to the Company, and certain other matters.

                                   AGREEMENT

     In consideration of the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows.

                                   SECTION 1

                                  DEFINITIONS

     "Act" means the Delaware Limited Liability Company Act.

     "Agreement" means this Operating Agreement, as it may be amended, restated, modified, or supplemented from time to time in accordance with its terms.

     "Certificate" is the Certificate of Formation of Paxson Communications License Company, LLC, as filed with the Secretary of State of the State of Delaware, as the same may be amended from time to time.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means the limited liability company created by this Agreement.

     "Member" means PCC and its successors-in-interest under this Agreement.


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     "Person" means an individual, corporation, limited liability company, association, general partnership, limited partnership, limited liability partnership, joint venture, trust, estate, or other entity or organization.

                                   SECTION 2

                          THE COMPANY AND ITS BUSINESS

     2.1 Formation.

     The Company was formed on April 29, 1998, pursuant to the provisions of the Act. Except as provided in this Agreement, all rights, liabilities, and obligations among the Member, the Company, and other Persons, shall be as provided in the Act, and this Agreement shall be construed in accordance with the provisions of the Act. To the extent that the rights or obligations of the Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The Member shall not be personally liable for obligations of the Company beyond any liability provided in the Act.

     2.2 Filing of Certificate of Limited Liability Company.

     The Member has caused the Certificate to be filed with the Secretary of State of Delaware and shall cause the Certificate to be filed or recorded in any other public office where filing or recording is required or advisable. The Member shall do, and continue to do, all other things that are required or advisable to maintain the Company as a limited liability company existing pursuant to the laws of the State of Delaware.

     2.3 Company Name.

     The name of the Company shall be "Paxson Communications License Company, LLC." The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Member deems appropriate or advisable. The Member shall file any assumed name certificates and similar filings, and any amendments thereto, that it considers appropriate or advisable.

     2.4 Term of the Company.

     The term of the Company commenced on the date of the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until the Company is dissolved and its affairs wound up in accordance with the Act and Article 8 of this Agreement.

     2.5 Purposes of the Company.

     The purpose of the Company shall be to carry on any lawful business, purpose, or activity permitted under the Act.


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     2.6 Authority of the Company.

     The Company shall be empowered and authorized to do all lawful acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of the following:

     (a) to engage in the business, directly or indirectly through the Member, of acquiring, holding and selling licenses, permits and other authorizations issued by the Federal Communications Commission, Federal Aviation Administration and other federal, state and local governmental agencies or authorities for the acquisition, construction, operation or sale of television broadcast stations;

     (b) to conduct the business and operations of television broadcast stations in accordance with the terms of such licenses, permits and other authorizations and the laws, rules and regulations of the Federal
Communications Commission, Federal Aviation Administration and other federal, state and local governmental agencies or authorities;

     (c) in connection with the foregoing, to possess, transfer or otherwise deal in, and to exercise all rights, powers, privileges, and other incidents of ownership or possession with respect to such licenses, permits and other authorizations;

     (d) in connection with the foregoing, to maintain an office or offices in such place or places as the Member shall determine; and

     (e) to own, lease, or otherwise acquire any and all assets and services related to the foregoing purposes and to engage in such other activities related either directly or indirectly to the foregoing purposes as may be necessary, advisable, or appropriate, in the opinion of the Member, for the promotion or conduct of the business of the Company.

     2.7 Principal Office and Other Offices; Registered Agent.

     The address of the Company's registered office which is required to be maintained by the Company in the State of Delaware pursuant to Section 18-104 of the Act shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the name of the Company's registered agent at such address is The Corporation Trust Company. The principal office of the Company shall be 601 Clearwater Park Road, West Palm Beach, Florida 33401. The Company may maintain any other offices at any other places that the Member deems advisable. The Company may, upon compliance with the applicable provisions of the Act, change its principal office or registered agent from time to time at the discretion of the Member.

     2.8 Foreign Qualification.

     The Member shall take all necessary actions to cause the Company to be authorized to conduct business legally in all appropriate jurisdictions, including registration or qualification
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of the Company as a foreign limited liability company in those jurisdictions that provide for registration or qualification.

     2.9 Fiscal Year.

     The fiscal year of the Company shall be the calendar year. The Company shall have the same fiscal year for income tax purposes and for financial accounting purposes.


     2.10 Address of the Member.

     The address of the Member is:

                            601 Clearwater Park Road
                            West Palm beach, Florida 33401



                                   SECTION 3

                                COMPANY CAPITAL

     3.1 Capital Contributions.

     The Member shall make such capital contributions to the Company as it deems appropriate.

     3.2 Disbursements.

     The Company shall pay all costs and expenses of the Company business, including all filing, processing, regulatory and other fees payable to federal, state and local governmental agencies or authorities, and all reasonable costs and expenses incurred by or on behalf of the Company by the Member. The Company may set aside funds for any items that are proper Company purposes, including operating expenses and liabilities, contingent or otherwise, of the Company, in each case as determined by the Member in its sole discretion.


                                   SECTION 4

             CASH DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES

     4.1 Distributions.

     (a) Cash Distributions. All cash of the Company available for distribution shall be distributed to the Member at such times and in such amounts as the Member may determine in its sole discretion.


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     (b) Net Proceeds on Liquidation.  Upon the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), after payment of, or adequate provision for, the debts and obligations of the Company, the remaining assets of the Company shall be distributed to the Member.

     (c) Withholding. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Company or the Member shall be treated as amounts distributed to the Member pursuant to Section 4.1 for all purposes of this Agreement.

     4.2 Allocations of Profits and Losses.

     All profits and losses of the Company shall be allocated to the Member.



                                   SECTION 5

                        RIGHTS AND POWERS OF THE MEMBER

     5.1 Management Rights Generally.

     The responsibility and control of the management and conduct of the Company's day-to-day activities and operations shall be vested in the Member and such officers as it may appoint in its discretion.

     5.2 Officers.

     The Member may appoint such officers, from time to time, as the Member deems necessary and advisable. The Member may, in its discretion, delegate certain day-to-day management functions, powers, and duties to those officers.

     5.3 Authority of the Member.

     The Member shall have all powers necessary to manage and control the day-to-day activities and operations of the Company, including the power to cause the Company to take any of the actions described in Section 2.6 to the extent necessary, convenient, or incidental to the accomplishment of the purposes of the Company. The powers of the Member, which the Member may delegate as it deems appropriate, shall include the power on behalf of the Company to:

     (a) acquire, by purchase, lease or otherwise, and hold any licenses, permits or other authorizations issued by the Federal Communications Commission, Federal Aviation Administration or other federal, state or local governmental agency or authority for the acquisition, construction, operation or disposition of television broadcast stations;


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     (b) sell or exchange all or any part of the property and assets of the
Company for property, cash, or on terms, or any combination thereof;

     (c) employ, fix the compensation of, oversee, and discharge agents and employees of the Company as it shall deem advisable in the operation and management of the business of the Company, including such accountants, attorneys, architects, consultants, engineers, and appraisers, on such terms and for such compensation, as the Member shall determine;

     (d) enter into management agreements with PCC pursuant to which the management, supervision, or control of the business or assets of the Company may be delegated to PCC for reasonable compensation;

     (e) compromise any claim or liability due to the Company;

     (f) execute, acknowledge, verify, and file any notifications, applications, statements, and other filings that the Member considers necessary or desirable to be filed with any federal, state or local governmental agency or authority or any state or federal securities administrator or commission;

     (g) execute, acknowledge, verify, and file any and all certificates, documents, and instruments that the Member considers necessary or desirable to permit the Company to conduct business in any state in which the Member deems advisable;

     (h) do any or all of the foregoing, discretionary or otherwise, through agents selected by the Member and compensated or uncompensated by the Company; and

     (i) take any other actions and execute any other contracts, documents, and instruments that it deems appropriate to carry out the intent of this Agreement and the purposes of the Company.

     5.4 Tax Matters Member. PCC is designated the "Tax Matters Member" in accordance with Code Section 6231(a)(7). The Tax Matters Member shall have any powers necessary to perform fully its duties, including the power to retain attorneys and accountants of its choice. The Tax Matters Member is authorized to represent the Company before taxing authorities and courts in tax matters affecting the Company and the Member in its capacity as Member and is entitled to take any actions on behalf of the Company in any such tax proceedings that it, in its reasonable business judgment, deems to be in the best interests of the Company. The Tax Matters Member shall be entitled to be reimbursed by the Company for all costs and expenses incurred by it in connection with any administrative or judicial proceeding with respect to any tax matter involving the Company or the Member in its capacity as Member and to be indemnified by the Company (solely out of Company assets) with respect to any action brought against it in connection with any judgment in or settlement of any such proceeding.

     5.5 Admission of Additional Members.


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     The Member, in its discretion, may admit additional members to the Company on terms and conditions agreed to by the Member and the Person being admitted as an additional member.

     5.6 Limitation of Liability of the Member.

     The debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member, except and only to the extent as otherwise expressly required by law.

     5.7 Indemnification.

     (a) In any threatened, pending, or completed claim, action, suit, or proceeding to which the Member was or is a party or is threatened to be made a party by reason of its activities on behalf of the Company, the Company shall indemnify and hold harmless such Member against losses, damages, expenses (including attorneys' and accountants' fees), judgments, and amounts paid in settlement actually and reasonably incurred in connection with such claim, action, suit, or proceeding, except that the Member shall not be indemnified for actions constituting the improper receipt of personal benefits, willful misconduct, recklessness, or gross negligence with respect to the business of the Company; provided, however, that to the extent the Member has been successful on the merits or otherwise in defense of any action, suit, or proceeding to which it was or is a party or is threatened to be made a party by reason of the fact that it was or is a Member of the Company, or in defense of any claim, issue, or matter in connection therewith, the Company shall indemnify such Member and hold it harmless against the expenses (including attorneys' and accountants' fees) actually incurred by such Member in connection therewith.

     (b) Expenses (including attorneys' and accountants' fees) incurred in defending a civil or criminal claim, action, suit, or proceeding shall be paid by the Company in advance of the final disposition of the matter upon receipt of an undertaking by or on behalf of the Member to repay such amount if such Member is ultimately determined not to be entitled to indemnity.

     (c) For purposes of this Section 7, the termination of any action, suit, or proceeding by judgment, order, settlement, or otherwise adverse to the Member shall not, of itself, create a presumption that the conduct of such Member constitutes willful misconduct, recklessness, or gross negligence with respect to the business of the Company.

     5.8 Indemnity of Officers.

     At the discretion of the Member, the Company may, to the fullest extent permitted by law, indemnify, defend and hold harmless any Person (or the estate of any Person) who was or is a party to, or is threatened to be made a party to, a threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, whether, civil, criminal, administrative, investigative or otherwise, by reason of the fact that such Person is or was an

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officer of the Company from and against any and all claims, liabilities, losses, damages, costs or expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such Person in connection with such action, suit or proceeding. The Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such Person against any liability which may be asserted against such Person.

     5.9 Third Parties.

     No Person dealing with the Member shall be required to inquire into the necessity or expediency of any act taken by the Member on behalf of the Company or be obligated or privileged to inquire into the authority of the Member to perform any such act on behalf of the Company. Every contract, agreement, or other instrument executed by the Member in the name and on behalf of the Company shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (a) the Company was in existence at the time of the execution and delivery thereof, (b) such instrument was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Company, and (c) the Member was duly authorized and empowered to execute and deliver such instrument in the name and on behalf of the Company.


                                   SECTION 6

                             PERMITTED TRANSACTIONS

     6.1 Other Businesses.

     The Member or any affiliate, agent, or representative of the Member, may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created and whether or not competitive with or advanced by the business of the Company. The Company shall not have any rights in or to the income or profits derived therefrom.

     6.2 Transactions with the Company.

     The Company may, in the sole discretion of the Member, contract with any Person (including the Member or any Person affiliated with the Member or in which the Member may be interested) for the performance of any services which may reasonably be required to carry on the business of the Company, and any such Person dealing with the Company, whether as an independent contractor, agent, employee, or otherwise, may receive from others or from the Company profits, compensation, commissions, or other income incident to such dealings.


                                   SECTION 7

           ASSIGNMENT, TRANSFER, OR SALE OF INTERESTS IN THE COMPANY


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     The Member may sell, assign, pledge, or otherwise encumber or transfer all or any part of its interest in the Company to any Person.


                                   SECTION 8

                   DISSOLUTION AND TERMINATION OF THE COMPANY



     8.1 Events of Dissolution.

     The Company shall dissolve upon the earlier to occur of:

     (a) an election to dissolve the Company made by the Member, subject to any restriction in any agreement to which the Company is a party; or

     (b) the sale, exchange, involuntary conversion, or other disposition or transfer of all or substantially all the assets of the Company;

     (c) the entry of a decree of dissolution pursuant to Section 18-802 of the Act; or

     (d) the happening of any event that, under the Act, causes the dissolution of a limited liability company.

     8.2 Winding Up, Liquidation, and Distribution of Assets.

     (a) Liquidator. Upon the dissolution of the Company, the Member shall act as liquidator to wind up the Company. The liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company's assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

     (b) Actions on Dissolution. Upon the dissolution of the Company, the Member shall act as liquidator to wind up the Company. The proceeds of liquidation shall be applied first to the payment of the debts and liabilities of the Company (including any loans to the Company made by the Member), the expenses of liquidation, and the establishment of any reserves that the liquidator deems necessary for potential or contingent liabilities of the Company. Remaining proceeds shall be distributed to the Member as provided in
Section 4.1. Upon the dissolution and winding up of the Company, the liquidator shall file a certificate of cancellation with the Secretary of State of Delaware in accordance with Section 18-203 of the Act. Upon the completion of the distribution of Company assets and the proceeds of liquidation as provided in this Section 8.2, the Company shall be terminated.

     (c) Distribution in Kind. If the liquidator determines that the Member would be materially adversely affected by a liquidation of the Company's assets, the liquidator may distribute all or a portion of the Company's assets in kind to the Member, as agreed to by the Member.

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     (d) Deferral of Liquidation.  If the liquidator determines that an immediate sale of part or all of the Company's assets would cause undue loss to the Member, the liquidator may, to avoid the loss, either:

     (i) defer the liquidation of, and withhold from distribution for a reasonable time, any assets of the Company except those necessary to satisfy debts and liabilities of the Company (other than debts or liabilities to the Member); or

     (ii) distribute to the Member, in lieu of cash, the Company assets, and liquidate only those assets that are necessary to pay the debts and liabilities of the Company.


                                   SECTION 9

                          BOOKS, RECORDS, AND RETURNS

     9.1 Books of Account and Records.

     A copy of this Agreement and any other records required to be maintained by the Act shall be maintained at the principal office of the Company at the location specified in Section 2.7. All such books and records shall be available for inspection and copying by the Member or its duly authorized representatives during ordinary business hours. The Company shall keep accurate books and records of the operation of the Company which shall reflect all transactions, be appropriate and adequate for the Company's business and for carrying out the provisions of this Agreement.

     9.2 Deposit of Company Funds.

     All revenues, assessments, loan proceeds, and other receipts of the Company will be maintained on deposit in interest-bearing and non-interest bearing accounts and other investments as the Member deems appropriate.


                                   SECTION 10

                                 MISCELLANEOUS

     10.1 Captions.

     All article, section, paragraph captions contained in this Agreement are for convenience only and shall not be deemed part of this Agreement.

     10.2 Pronouns, Singular and Plural Form.


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     All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter as the identity of the Person or Persons referred to may require, and all words shall include the singular or plural as the context or the identity of Persons may require.

     10.3 Further Action.

     The Parties shall execute and deliver all documents, provide all information, and take, or forbear from, all actions that may be necessary or appropriate to achieve the purposes of this Agreement.

     10.4 Entire Agreement.

     This Agreement contains the entire understanding among the Parties and supersedes any prior understandings and agreements between them regarding the subject matter of this Agreement.

     10.5 Agreement Binding.

     This Agreement shall be binding upon the successors and assigns of the Parties.

     10.6 Severability. If any provision or part of any provision of this Agreement shall be invalid or unenforceable in any respect, such provision or part of any provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provision of this Agreement.

     10.7 Counterparts.

     This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

     10.8 Governing Law.

     This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Delaware (without regard to the choice of law provisions thereof).

     10.9 No Third-Party Beneficiaries.

     This Agreement is not intended to, and shall not be construed to, create any right enforceable by any Person not a party hereto, including any creditor of the Company or of the Member.

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     IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first written above.


                    PAXSON COMMUNICATIONS LICENSE COMPANY, LLC




                    By:     Paxson Communications Corporation, Inc.,
                            its sole Member


                    By:
                      -------------------------------
                    Name:
                    Title:



                    PAXSON COMMUNICATIONS CORPORATION


                    By:
                      -------------------------------
                    Name:
                    Title:




TPA3-559244